DECEMBER 14, 2009	EXHIBIT (a)(1)(xiv)
JOINT PRESS RELEASE
GREATER ATLANTIC FINANCIAL CORP.
MIDATLANTIC BANCORP, INC.
GAF MERGER CORP.

GREATER ATLANTIC FINANCIAL CORP.,
MIDATLANTIC BANCORP, INC., AND
GAF MERGER CORP.
ANNOUNCE TERMINATION OF OFFER TO PURCHASE

Reston, VA. – December 14, 2009 –Greater Atlantic Financial Corp. (Pink Sheets:  GAFC.PK) (“Greater Atlantic”), MidAtlantic Bancorp, Inc. (“MidAtlantic”) and GAF Merger Corp. today announced the termination of the offer to purchase for cash not less than 505,040 and up to 649,151 Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities (the “Securities”).  The tender offer expired at 5:00 p.m., Eastern Time, on December 10, 2009, and as of that time several conditions to the consummation of the tender offer were not satisfied.  All Securities tendered in the tender offer will be returned to the respective tendering holders or their custodians.

This press release does not constitute an offer to purchase or a solicitation of acceptance of the offer, which were made only pursuant to the terms of the Offer to Purchase and the related materials.

This press release may contain forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results.  Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors.  These forward-looking statements speak only as of the date on which they are made and, except as required by law, Greater Atlantic does not intend to update such statements to reflect events or circumstances arising after such date.

For further information contact:

Carroll E. Amos
President and Chief Executive Officer
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P-50
Reston, Virginia 20191